Exhibit 99.(h)(vi)(b)

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

This Agreement is entered into as of May 26, 2011, by and among SunAmerica Capital Services, Inc., a Delaware corporation (“SACS”), and SunAmerica Specialty Series, a Delaware statutory trust (the “Trust”), on behalf of SunAmerica Global Trends Fund (the “Fund”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and offers shares of beneficial interests (“Shares”) in multiple series, each series having its own investment objective and investment policies and issues Shares in multiple classes (“Classes”);

WHEREAS, Class W Shares of the Fund are sold exclusively through advisory fee-based wrap programs sponsored by certain financial intermediaries (“Wrap Programs”);

WHEREAS, SACS desires to provide, or arrange, at its own expense, for the provision of certain administrative, recordkeeping and shareholder services to the Wrap Programs and their shareholders in connection with their investments in Class W Shares of the Fund; and

WHEREAS, the Trust desires that SACS provide or arrange for the provision of such services.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.             TERMS OF APPOINTMENT; DUTIES OF THE PARTIES

1.01.        Administrative and Shareholder Services.  SACS shall perform or arrange for the provision of the administrative, recordkeeping and shareholder services (the “Administrative and Shareholder Services”) described in Schedule A attached hereto, as such Schedule A may be amended from time to time with the mutual consent of the parties hereto, with respect to Class W Shares of the Fund purchased, held or redeemed by Wrap Programs.  Each party acknowledges that SACS may in its sole discretion, from time to time, employ, appoint, subcontract with or otherwise associate itself with, entirely at its expense, such persons as SACS believes to be particularly fitted to perform, or assist in its performance of, its duties under this Agreement, including financial intermediaries whose customers are shareholders of the Class W Shares of the Fund through the Wrap Programs; provided, however, that such actions will not relieve SACS of any of its obligations or liabilities hereunder.  SACS and any person(s) with whom it contracts for the provision of such services shall perform the Administrative and Shareholder Services as an independent contractor and not as an employee or agent of the Trust or the Fund.

1.02.        Equipment and Recordkeeping.  SACS shall maintain adequate offices, personnel, computers and other equipment necessary to perform or arrange for the provision of the Administrative and Shareholder Services.  SACS shall notify the Fund or its agent promptly in the event that SACS becomes unable for any reason to perform or arrange for the provision of the Administrative and Shareholder Services, or any other of its obligations under this Agreement.  SACS shall also maintain a business continuity plan as required by applicable law.

1.03.        Disclosure to Wrap Programs. SACS or its agent shall take all steps necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Wrap Programs, to the extent required by applicable law.

1.04.        Confidentiality of Information.  The parties hereto agree that all books, records, information, computer programs and data pertaining to the business of any other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except as may be permitted hereunder or may be required by law.  This provision shall not apply to information lawfully in the possession of a party prior to the term hereof that has been lawfully obtained from other sources or independently developed by a party without reference to or reliance on information obtained from any other party hereto.  This provision shall survive the termination of this Agreement.

1.05.        Compliance with Law.  Each of the parties shall at all times comply with all applicable federal and state laws and regulations thereunder, including the rules of any self regulatory organization, in connection with the performance of each of the parties responsibilities under this Agreement.

1.06.        No Impairment of Trust’s Authority.  No provision of this Agreement shall limit in any way the authority of the Trust to take such action as it deems appropriate in connection with matters relating to the operation of the Fund and the sale of Shares.

1.07.        Authority of SACS.  SACS acknowledges that it is not authorized by the Trust or the Fund to register the transfer of Shares or to transfer record ownership of Shares, and that only the Trust or its agent is authorized to perform such activities.

2.             COMPENSATION

2.01.        Expenses.  SACS shall bear all expenses arising out of the performance of the Administrative and Shareholder Services.  SACS shall not receive (nor shall any agent of SACS receive) from the Trust or the Fund (or from any affiliate of the Trust) any monetary compensation or reimbursement for such expenses.

2.02.        Trust’s and Fund’s Expenses.  The Trust shall bear all the expenses of the Fund hereunder and shall not receive (nor shall any agent of the Trust receive) from SACS any monetary compensation or reimbursement for such expenses.

2.03.        Fees.  In consideration of SACS’s performance or arrangement of the performance of the Administrative and Shareholder Services, the Trust, from the assets of the Fund, severally and not jointly, shall pay to SACS the fees (the “Fees”) described in Schedule B attached hereto, as such Schedule B may be amended from time to time with the mutual consent of SACS and the Fund.

2.04.        Calculation and Payment of Fees.  The Fees shall be calculated in the manner described in Schedule B hereto and shall be due each calendar month from the Trust on behalf of the Fund.  The Trust shall make a payment of Fees for a calendar month within thirty (30) days after the last day of such month.  SACS shall have sixty (60) days following receipt of the payment to verify the amount of the payment and after such time the amount will be considered final.

3.             REPRESENTATIONS AND WARRANTIES

3.01.        SACS Representations.  SACS represents and warrants to the Trust and the Fund that:

(a)           it is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware;

(b)           it has full power and authority under applicable law to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business;

(c)           it maintains and knows of no reason why it cannot or will not, during the term hereof, maintain, or arrange for the maintenance of,  adequate offices, personnel, procedures, computers and other equipment necessary to perform the Administrative and Shareholder Services contemplated by this Agreement; and

(d)           its entering into and performing this Agreement are duly authorized by any necessary corporate actions and will not violate any provision of applicable law or regulation or order of any court, governmental or regulatory body, or any agreement or instrument by which it is bound.

3.02.        Trust’s Representations.  The Trust represents on its own behalf, and for the Fund, and warrants to SACS that the entering into and the performing of this Agreement by the Trust are duly authorized and will not violate any provision of applicable law, regulation or order of any court, governmental or regulatory body, or any agreement or instrument by which the Trust and the Fund are bound.

4.             INDEMNIFICATION

4.01.        By The Trust.  The Trust, on behalf of the Fund, shall indemnify and hold SACS (including any affiliate of SACS), and the directors, trustees, officers and employees of SACS, harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (“Losses”) arising out of or attributable to:

(a)           the Trust’s, its agent’s, or the Fund’s refusal or failure to comply with the provisions of this Agreement or applicable law;

(b)           the bad faith, negligence or willful misconduct of the Trust, its agent, or Fund; or

(c)           the breach of any representation or warranty of the Trust on behalf of itself or the Fund hereunder, in each case except to the extent such Losses arise out of or are attributable to another party’s breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

4.02.        By SACS.  SACS shall indemnify and hold the Trust, each affiliate of the Trust, the Fund, and the Trustees, officers and employees of the Trust and each harmless from and against any and all Losses arising out of or attributable to:

(a)           SACS’s or its agent’s refusal or failure to comply with the provisions of this Agreement or applicable law or with instructions properly given hereunder;

(b)           SACS’s or its agent’s performance of or failure to perform the Administrative and Shareholder Services;

(c)           the bad faith, negligence or willful misconduct of SACS or its agent;

(d)           SACS’s or its agent’s furnishing to any Wrap Program any materially inaccurate, misleading or untimely information regarding the Fund or the Shares through no fault of the Trust, its agent, or the Fund; or

(e)           the breach of any representation or warranty of SACS hereunder, in each case except to the extent such Losses arise out of or are attributable to another party’s breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

4.03.        Acts of God.  In the event that any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage beyond its reasonable control, or other causes beyond its reasonable control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes.

4.04.        No Consequential Damages.  No party to this agreement shall be liable to any other party for consequential damages under any provision of this Agreement.

4.05.        Claim Procedure.  In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which any party (the “Indemnitor”) may be required to indemnify another party (the “Indemnitee”), the Indemnitee shall promptly notify the Indemnitor of such assertion or loss, and shall keep the Indemnitor advised with respect to all developments concerning any such claim.  The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of any such claim.  In the event that there is more than one Indemnitor with respect to any such claim, the Indemnitors shall agree as to their exercise of this option.  The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor’s prior written consent.  The obligations of the Trust and SACS under this Section 4 shall survive the termination of this Agreement.

5.             ACKNOWLEDGMENTS

5.01.        Fees Solely for Non-Distribution Services.  The parties hereto acknowledge that the Fees are for administrative, recordkeeping and shareholder services only and do not constitute payment in any manner for distribution services or services of an underwriter or principal underwriter within the meaning of the 1933 Act or the 1940 Act, and such services are not intended to be performed nor will they be performed in order to result in the sales of shares.  The parties acknowledge that the provision of such services and any other actions of SACS related to the Fund and not specifically authorized herein are outside the scope of this Agreement.

5.02.        Supervision. The Trust and SACS acknowledge that neither the Trust nor Fund undertakes to supervise SACS or an agent of SACS in the performance of the Administrative and Shareholder Services; that neither the Trust nor Fund shall be responsible for the performance of the Administrative and Shareholder Services by SACS or its agent(s); that neither the Trust nor Fund shall be responsible for the accuracy of the records maintained for the Wrap Programs; and that neither the Trust nor Fund shall be responsible for the performance of other functions by SACS or its agent(s) for the Wrap Programs and their shareholders.

5.03.        Agents of SACS. To the extent agents of SACS perform services under this Agreement that are the responsibility of SACS, SACS shall be responsible for, and assume all liability for (including any obligation for indemnification as provided in Section 4.02 hereof, as applicable), the actions and inaction of such agents as if such services had been provided by SACS.

6.             AMENDMENT AND TERMINATION OF AGREEMENT

6.01.        Amendment.  Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by all the parties affected thereby.

6.02.        Termination Without Cause.  This Agreement may be terminated by any party upon ninety (90) days written notice to each other party.

6.03.        Termination by Trust for Cause.  This Agreement may be terminated by the Trust with respect to the Fund immediately upon notice to each other party in the event that (a) SACS becomes unable for any reason to perform the services contemplated by this Agreement, or (b) the performance by SACS of the services contemplated by this Agreement becomes in the Trust’s reasonable judgment unlawful or becomes unacceptable to the Trust.

6.04.        Termination Procedures.  Upon termination of this Agreement, each party shall return to each other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.  The provision shall survive the termination of this Agreement.

7.             ASSIGNMENT AND DELEGATION

7.01.        Assignment and Delegation.  Except as otherwise provided herein, neither the Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any party without the written consent of the other parties.

7.02.        Successors.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8.             NOTICES

Notices hereunder shall be in writing, shall be signed by an authorized officer, and shall be deemed to have been duly given if delivered personally, sent by certified mail (return receipt requested), or sent by facsimile machine in accordance with procedures established by agreement of the Trust and SACS, and if it is addressed to a party either at its address below or at a changed address specified by it in a notice to the other parties hereto:

SUNAMERICA SPECIALTY SERIES

Harborside Financial Center,

3200 Plaza 5

Jersey City, NJ 07311

SUNAMERICA CAPITAL SERVICES, INC.

Harborside Financial Center,

3200 Plaza 5

Jersey City, NJ 07311

9.             MISCELLANEOUS

9.01.        Delaware Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

9.02.        Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.  All exhibits and schedules hereto, as amended from time to time, are incorporated herein and made a part hereof.  References herein to exhibits and schedules refer to such exhibits and schedules as so amended.  Nothing contained in this Agreement is intended to convey rights to any third parties, such as Wrap Program sponsors or shareholders.

9.03.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original document and all of which together shall be deemed one and the same instrument.

9.04.        Limitation of Liability of the Trust, Trustees and Shareholders.  This Agreement is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the relevant Trust.

9.05.        Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.06.        Severability.  If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SUNAMERICA SPECIALTY SERIES, ON BEHALF OF SUNAMERICA GLOBAL TRENDS FUND

By:
Name:
Title:

SUNAMERICA CAPITAL SERVICES, INC.

By:
Name:
Title:

Schedule A

Administrative and Shareholder Services

SACS, or its agent, shall provide to shareholders of the Class W Shares of the certain administrative, recordkeeping and Administrative and Shareholder Services including, without limitation:

1.     Maintenance of records;

2.     Providing customers with periodic statements showing their Fund holdings;

3.     Aggregating and processing customer purchase, exchange and redemption orders and providing sub-accounting services;

4.     Processing dividend payments;

5.     Forwarding shareholder communications such as proxies, shareholder reports, dividend and tax notices and updating prospectuses;

6.     Receiving, tabulating and transmitting proxies executed by beneficial owners;

7.     Responding to customer inquiries; and

8.     Providing information on customers’ investments.

Schedule B

Administrative and Shareholder Services Fees

The Trust, on behalf of the Fund, will pay SACS a monthly fee at an annualized rate of 0.15% (15 basis points) of the average daily net assets of the Fund attributable to Class W Shares.  If SACS begins or ceases to perform Administrative and Shareholder Services during the month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.